Exhibit 10.2

AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

by and among

RACKSPACE TECHNOLOGY, INC.,

SEARCHLIGHT CAPITAL II, L.P.,

SEARCHLIGHT CAPITAL II PV, L.P.

and

AP VIII INCEPTION HOLDINGS, L.P.

Dated as of August 4, 2020

-i-

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT dated as of August 4, 2020 (this “Agreement”), by and among (i) RACKSPACE TECHNOLOGY, INC., a Delaware corporation (the “Company”), (ii) SEARCHLIGHT CAPITAL II, L.P., a Cayman Islands limited partnership, and SEARCHLIGHT CAPITAL II PV, L.P., a Cayman Islands limited partnership (the entities set forth in this clause (ii), collectively, the “SCP Investor”), and (iii) AP VIII INCEPTION HOLDINGS, L.P., a Delaware limited partnership (“AP VIII Holdings” and, together with any other member of the Apollo Group (disregarding the Affiliate Exclusion) to whom Company Group Equity Securities are Disposed or that otherwise owns or acquires record or beneficial ownership of Company Group Equity Securities (other than any Co-Invest HoldCo, except to the extent provided in Section 7.17), the “Sponsor Fund”).

WHEREAS, the Company, the SCP Investor and the Sponsor Fund have entered into the Investor Rights Agreement, dated as of November 3, 2016 (the “Original Agreement”); and

WHEREAS, in connection with, and effective upon, the date of completion of the initial public offering of the Company, the Company, the SCP Investor and the Sponsor Fund wish to amend and restate the Original Agreement in its entirety to set forth their agreements with respect to certain matters concerning the Company.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement:

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. Notwithstanding the foregoing, (1) except as otherwise specified herein, none of the Apollo Group, the Sponsor Fund, the SCP Investor, any Permitted Transferee or the other Holders shall be considered an Affiliate of (i) any portfolio company in which the Apollo Group, the Sponsor Fund, the SCP Investor, any Permitted Transferee, such other Holders or any of their respective investment fund affiliates have made a debt or equity investment (and vice versa), (ii) any limited partner of, non-managing member of, or other similar direct or indirect investor in the Apollo Funds, the SCP Investor, any Permitted Transferee or any of their respective alternative investment vehicles or (iii) any portfolio company in which any limited partner of, non-

managing member of, or other similar direct or indirect investor in the Apollo Group, the Sponsor Fund, the SCP Investor, any Permitted Transferee or the other Holders or any of their respective affiliates have made a debt or equity investment (and vice versa), and none of the Persons described in clauses (i) through (iii) of this definition shall be considered an Affiliate of each other (the exclusion in this clause (1), the “Affiliate Exclusion”) and (2) each of the Holders (other than the Sponsor Fund and any Co-Invest HoldCo) shall not be considered an Affiliate of the Company or any of its Subsidiaries, the Sponsor Fund or the Apollo Group. Notwithstanding anything to the contrary herein, to the extent that AGS would be considered an “Affiliate” of the Sponsor Fund or any of its Affiliates, AGS shall not be considered such an “Affiliate” of the Sponsor Fund or any of its Affiliates when AGS acts as a broker-dealer, underwriter, placement agent, initial purchaser, arranger or lender or in any similar role in the ordinary course of its business.

“AGS” means Apollo Global Securities, LLC, a Delaware limited liability company.

“Apollo Funds” means Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P.

“Apollo Group” means the Apollo Funds and the Sponsor Fund, collectively with each of their respective Affiliates (other than the Company and its Subsidiaries) (it being agreed that the Affiliate Exclusion shall apply to all uses of the term “Apollo Group” in this Agreement unless otherwise specified). Notwithstanding anything to the contrary herein, to the extent that AGS would be considered a member of the “Apollo Group”, AGS shall not be considered such a member of the “Apollo Group” when AGS acts as a broker-dealer, underwriter, placement agent, initial purchaser, arranger or lender or in any similar role in the ordinary course of its business.

“Apollo Group Related Person” means (x) any member of the Apollo Group (disregarding the Affiliate Exclusion) or (y) any Person who is a general partner, partner, managing director, manager, officer, director, employee or principal of any member of the Apollo Group (disregarding the Affiliate Exclusion) (including any Apollo Board Nominee) or any Affiliate (disregarding the Affiliate Exclusion) of any of the foregoing (it being agreed that the Affiliate Exclusion shall be disregarded for purposes of all uses of the term “Apollo Group Related Person” in this Agreement). Notwithstanding anything to the contrary herein, to the extent that AGS would be considered an “Apollo Group Related Person”, AGS shall not be considered such an “Apollo Group Related Person” when AGS acts as a broker-dealer, underwriter, placement agent, initial purchaser, arranger or lender or in any similar role in the ordinary course of its business.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Bylaws” means the second amended and restated bylaws of the Company, the same as may be amended or restated from time to time.

“Charter” means the second amended and restated certificate of incorporation of the Company, the same as may be amended or restated from time to time.

“Co-Invest HoldCo” means AP Inception Co-Invest, L.P., a Delaware limited partnership controlled by a member of the Apollo Group and any other investment fund or account managed or advised by an Affiliate of the Sponsor Fund that is organized for the purpose of co-investing in Company Group Equity Securities alongside AP Inception Co-Invest, L.P. and AP VIII Holdings in the Company.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company Confidential Information” means any confidential and proprietary information, documents and materials of the Company and its Subsidiaries and all of the foregoing’s respective employees, officers, directors, managers, consultants, representatives, analyses, models, securities positions, purchases, sales, investments, activities, business, affairs or other transactions or matters, in each case that are provided by or on behalf of the Company.

“Company Group Equity Linked Securities” means (x) any securities convertible into or exchangeable for, or any warrants or options or other rights to acquire, any capital stock, voting securities or equity interests of the Company or any of its Subsidiaries, (y) any warrants or options or other rights to acquire from the Company or any of its Subsidiaries, or any other obligation of the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Company Group Equity Securities or (z) any rights that are linked in any way to the price of any Equity Securities of, or to the value of or of any part of, or to any dividends or distributions paid on any capital stock or other Equity Securities of, the Company or any of its Subsidiaries.

“Company Group Equity Securities” means any Equity Securities issued by the Company or any of its Subsidiaries or Company Group Equity Linked Securities.

“Disposition” means any direct or indirect transfer, assignment, exchange, gift, pledge, encumbrance, hypothecation or sale or any other disposition, of Company Group Equity Securities, or any legal, economic or beneficial interest in any Company Group Equity Securities (in each case, whether by merger, consolidation or otherwise, whether held in its own right or by its representative and whether voluntary or involuntary or by operation of law). “Dispose” and “Disposed” have correlative meanings.

“Equity Securities” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof.

“Governmental Authority” means any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity (including any stock exchange), whether domestic or foreign.

“Holder” means any Person holding Company Group Equity Securities.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any order or decision of an applicable arbitrator or arbitration panel.

“Percentage Interest” means, with respect to any Holder at any time, the percentage reflecting the share of such Holder’s economic interest in the aggregate issued and outstanding Company Group Equity Securities.

“Permitted Transferee” means, with respect to either SCP Investor, any of Searchlight, the other SCP Investor, any of their respective Affiliates (it being understood that a Person shall not be deemed to be an Affiliate of Searchlight or of an SCP Investor merely by virtue of also being a Holder of Company Group Equity Securities) or any investment fund managed by Searchlight or by any successor thereto; provided, that in no event shall any of the following Persons be deemed a “Permitted Transferee”: (x) any portfolio company in which any such Person or any of its Affiliates has made a debt or equity investment or (y) any investment fund, vehicle or account managed or advised by an Affiliate of the SCP Investor (or any successor thereto) that is organized for the purpose of co-investing or syndicating its interest to third parties in Company Group Equity Securities alongside the SCP Investor.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity of any kind, whether domestic or foreign.

“Representative” means, with respect to any Person, the investors, financing sources, partners, employees, officers, directors, managers, consultants and representatives of such Person.

“Searchlight” means Searchlight Capital Partners, L.P., a Delaware limited partnership.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Sponsor Fund Confidential Information” means any confidential and proprietary information, documents and materials of the Sponsor Fund and its Subsidiaries and all of the foregoing’s respective investors, financing sources, partners, employees, officers, directors, managers, consultants, representatives, analyses, models, securities positions, purchases, sales, investments, activities, business, affairs or other transactions or matters, in each case, that is provided to the SCP Investor or its Affiliates or Representatives in connection with the SCP Investor’s investment in Company Group Equity Securities by or on behalf of the Sponsor Fund.

“Subscription Agreement” means that certain Subscription Agreement, dated November 3, 2016, between the SCP Investor and the Company, pursuant to which the SCP Investor acquired shares of Common Stock.

“Subsidiary” means each Person in which another Person (a) owns or controls, directly or indirectly, capital stock or other Equity Securities representing more than 50% of the outstanding voting stock or other Equity Securities or (b) is a general partner, manager, managing member or other controlling Person.

Term	Section
Agreement	Preamble
AP VIII Holdings	Preamble
Apollo Board Nominee	4.1(b)
Company	Preamble
Director	4.1(a)
Information	6.1
Original Agreement	Recitals
Receiving Party	6.3(a)
Related Parties	7.15
Related Party	7.15
SCP Board Nominee	4.1(c)
SCP Investor	Preamble
SCP Investor Participants	4.1(c)
SCP Nomination Condition	4.1(c)
SCP Subsidiary Designee	4.1(c)
Sponsor Fund	Preamble
Sponsor Percentage Interest	4.1(b)

Section 1.2 Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) references to the terms Article, Section, paragraph, Annex, and Exhibit are references to the Articles, Sections, paragraphs, Annexes and Exhibits to this Agreement unless otherwise specified; (b) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including Exhibits hereto; (c) references to “$” or “Dollars” shall mean United States dollars; (d) the words “include,” “includes,” “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) each of the Company, AP VIII Holdings and the SCP Investor has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s permitted successors and assigns; (k) references to “days” mean calendar days unless Business Days are expressly specified; (l) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (m) the terms “party”, “party hereto”, “parties” and “party hereto” shall mean a party to this Agreement and the parties to this Agreement, as applicable, unless otherwise specified; (n) with respect to the determination of any period of time, “from” means “from and including”; (o) any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day; and (p) the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time may be amended, supplemented, restated or modified, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.

ARTICLE II

DISPOSITIONS

Section 2.1 Disposition and Joinders. When any shares of Common Stock or other Company Group Equity Securities are Disposed of to a Permitted Transferee:

(a) any Disposition or attempted or purported Disposition by the SCP Investor or the Sponsor Fund in violation of this Agreement shall be null and void ab initio, and the Company shall not be required to give effect to such attempted or purported Disposition on the books and records of the Company;

(b) it shall be a condition of any Disposition by the SCP Investor (A) if the transferee is not a party to this Agreement that such Disposition not be effected unless and until such transferee has entered into a customary joinder agreement to this Agreement and such further customary documentation, in the reasonable judgment of the Company, as may be necessary to make such Person a party hereto and bound by the obligations, and in accordance with Section 7.18(b) entitled to the rights, of the SCP Investor set forth herein (in each case, in a form satisfactory to the Sponsor Fund in its reasonable discretion), (B) that the SCP Investor shall have complied with its obligations set forth in this Agreement with respect to such Disposition and (C) such Disposition complies with all requirements of applicable Law; and

(c) it shall be a condition of any Disposition by the SCP Investor that the Disposition shall not impose material liability or material reporting obligations on the Company or any Holder in any jurisdiction, whether domestic or foreign, or result in the Company or any Holder becoming subject to the jurisdiction of any court or governmental entity anywhere (other than for matters in connection with such Disposition), other than the jurisdictions, courts and governmental entities in which the Company or such Holder, as applicable, is then subject to such liability, reporting obligation or jurisdiction.

ARTICLE III

[RESERVED]

ARTICLE IV

GOVERNANCE AND ADDITIONAL AGREEMENTS

Section 4.1 Board Composition.

(a) General. Each member of the Board (each, a “Director”) of the Company shall serve for the time periods set forth in the Charter or Bylaws. Subject to Section 4.2, without limiting the Sponsor Fund’s or the SCP Investor’s rights pursuant to this Section 4.1, the Board may increase or decrease its size in accordance with the provisions of the Charter and Bylaws. The Charter and Bylaws and the organizational documents of the Company’s Subsidiaries, as they may be amended from time to time subject to the terms and conditions of this Agreement, shall not at any time be inconsistent with the terms of this Agreement.

(b) Nomination by the Sponsor Fund. For so long as the Percentage Interest of the Sponsor Fund (for the avoidance of doubt, together with any Co-Invest HoldCo) (the “Sponsor Percentage Interest”) is at least 5%, the Sponsor Fund shall have the right, but not the obligation, to nominate for election to the Board by the Company’s stockholders a number of Directors (any such nominee, an “Apollo Board Nominee”) that equals the Sponsor Percentage Interest multiplied by the total number of Directors comprising the Board (for the avoidance of doubt, including any vacancies and newly created directorships), and rounded up to the nearest whole number. No delay by the Sponsor Fund in nominating its Apollo Board Nominees shall impair its right to subsequently nominate its Apollo Board Nominees. In the event that the Sponsor Fund has nominated less than the total number of nominees the Sponsor Fund shall be entitled to nominate pursuant to this Section 4.1(b), the Sponsor Fund shall have the right, at any time, to nominate such additional nominees to which it is entitled, in which case, the Company and the Directors shall take all necessary corporate actions, to the fullest extent permitted by applicable law, to (x) enable the Sponsor Fund to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board, or otherwise, and (y) effect the election or appointment of such additional individuals nominated by the Sponsor Fund to fill such newly-created directorships or to fill any other existing vacancies.

(c) Nomination by the SCP Investor. The SCP Investor shall have the right, but not the obligation, to (i) nominate for election to the Board by the Company’s stockholders one (1) Director (the “SCP Board Nominee”) and (ii) designate one (1) member of the board of directors (or other similar body) of any Subsidiary to which the Sponsor Fund appoints any director (the “SCP Subsidiary Designee” and, together with the SCP Board Nominee, the “SCP Investor Participants”), in each case, for so long as the SCP Investor holds at least 50% of the shares of Common Stock (subject to Section 7.14) that the SCP Investor subscribed for pursuant to the Subscription Agreement (the “SCP Nomination Condition”, it being understood that the SCP Nomination Condition can only fail to be satisfied as a result of Dispositions by the SCP Investor and not the issuance of additional Company Group Equity Securities) and subject to applicable SEC and stock exchange rules and standards (provided, however, that the SCP Investor Participants shall not be required to be “independent” for purposes of such rules and standards). The SCP Board Nominee shall be designated as a Class III director pursuant to the classified board structure provided in Section 5.03 of the Charter, unless the SCP Investor otherwise provides its prior written consent for the SCP Board Nominee to be in a different class. No delay by the SCP Investor in nominating or designating an SCP Investor Participant shall impair its right to subsequently nominate or designate the SCP Investor Participants. In the event that the SCP Investor has not nominated the nominee the SCP Investor shall be entitled to nominate pursuant to this Section 4.1(c), the SCP Investor shall have the right, at any time, to nominate the nominee to which it is entitled, in which case, the Company and the Directors shall take all necessary corporate actions, to the fullest extent permitted by applicable law, to (x) enable the SCP Investor to nominate and effect the election or appointment of such individual, whether by increasing the size of the Board, or otherwise, and (y) effect the election or appointment of such additional individual nominated by the SCP Investor to fill such newly-created directorship or to fill any other existing vacancy. In the event that the SCP Nomination Condition is no longer satisfied, the SCP Investor shall have no right to nominate the SCP Investor Participants and the SCP Investor shall take all actions necessary, appropriate or otherwise reasonably requested by the Company or the Sponsor Fund to cause the SCP Investor Participants to resign or be removed from the boards and committees of the Company and its Subsidiaries. The SCP Board Nominee and SCP Subsidiary Designee shall be entitled to the same notice and information rights as all other members of the board of directors (or other similar body) of the Company or its applicable Subsidiary or any member of the applicable committee thereof. The SCP Investor and the SCP Investor Participants will be entitled to customary expense reimbursement (including in respect of director expenses) on the same terms as Apollo Group Related Persons (including Apollo Board Nominees) and reasonable expenses of counsel in the event of any action for which legal advice is appropriate, and the SCP Board Nominee and SCP Subsidiary Designee shall be entitled to indemnification, exculpation and advancement on the same terms as the Apollo Board Nominees, as applicable.

(d) Vacancies. In the event that a vacancy is created at any time by the death, resignation, removal, disqualification or other cause of any Apollo Board Nominee or SCP Board Nominee, including the failure of any Apollo Board Nominee or SCP Board Nominee to be elected, the Sponsor Fund or the SCP Investor, as applicable, shall have the right to designate a replacement to fill such vacancy (but only if the Sponsor Fund or the SCP Investor, as applicable, would be then entitled to nominate such designee pursuant to Section 4.1(b) or Section 4.1(c), as applicable). The remaining Directors and the Company shall, to the fullest extent permitted by applicable law, take all actions necessary at any time and from time to time to cause the vacancy created thereby to be filled by the individual so designated and to cause the Board to elect such designee to the Board as soon as possible.

(e) Assurances. The Company agrees, to the fullest extent permitted by applicable law, to include in the slate of nominees recommended by the Board for election at any meeting of stockholders (and in any election by written consent) called for the purpose of electing directors the persons nominated pursuant to this Section 4.1 and to nominate and recommend each such individual to be elected as a Director as provided herein, and to use the same efforts to cause the election of such nominees as it uses to cause other nominees recommended by the Board to be elected, including soliciting proxies or consents in favor thereof. The Company is entitled, solely for the purposes set forth in this Section 4.1(e), to identify such individual as an Apollo Board Nominee or an SCP Board Nominee pursuant to this Agreement. The Company and the Directors shall, to the fullest extent permitted by applicable law, take all actions necessary at any time and from time to time so that (i) an Apollo Board Nominee will not be removed from the Board without the approval of the Sponsor Fund, so long as the Sponsor Percentage Interest is at least 5%, and (ii) an SCP Board Nominee will not be removed from the Board without the approval of the SCP Investor (provided, that the SCP Nomination Condition is satisfied).

(f) Corporate Opportunities. The Charter (and equivalent organizational documents of each Subsidiary of the Company) shall at all times include a waiver of any interest or expectancy of the Company or any such Subsidiary in, or in being offered an opportunity to participate in, any business opportunity, and of any other “corporate opportunity” or similar restriction, in favor of the SCP Investor, the Sponsor Fund, and their respective Affiliates (disregarding the Affiliate Exclusion) and the respective Representatives of the foregoing to the fullest extent permitted by law, including pursuant to Section 122(17) of the Delaware General Corporation Law.

Section 4.2 Matters Requiring Approval of the Sponsor Fund. For so long as the Sponsor Percentage Interest is at least 33%, without the prior written approval of the Sponsor Fund, the Company shall not, and shall (to the extent applicable) cause each of its Subsidiaries not to:

(a) increase or decrease the size of the Board;

(b) incur indebtedness for borrowed money, in a single transaction or a series of related transactions, aggregating to more than $100 million, except for (i) borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing of the Company’s initial public offering or (ii) intercompany indebtedness;

(c) issue additional Common Stock or Company Group Equity Securities of the Company or any of its Subsidiaries where the value of any such issuance exceeds $50 million in any single issuance, or an aggregate amount of $100 million during a calendar year, other than (A) any award under any stockholder-approved equity compensation plan or (B) any intra-company issuance among the Company and its wholly-owned Subsidiaries;

(d) other than in the ordinary course of business with vendors, customers and suppliers, enter into or effect any (A) acquisition by the Company or any Subsidiary of the equity interests or assets of any Person, or the acquisition by the Company or any Subsidiary of any business, properties, assets, or Persons, in one transaction or a series of related transactions or (B) disposition of assets of the Company or any Subsidiary or the shares or other equity interests of any Subsidiary, in each case where the amount of consideration for any such acquisition or disposition exceeds $50 million in any single transaction, or an aggregate amount of $100 million in any series of transactions during a calendar year;

(e) hire or terminate the Chief Executive Officer or the Chief Financial Officer of the Company or designate any Chief Executive Officer or Chief Financial Officer of the Company;

(f) merge or consolidate with or into any other entity, or transfer (by lease, assignment, sale or otherwise) all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole, to another entity, or enter into or agree to undertake any transaction that would constitute a “Change of Control” (or similar term) as defined in the Company’s or its Subsidiaries’ principal credit facilities or note indentures (other than, in each case, transactions among the Company and its wholly-owned Subsidiaries);

(g) undertake any liquidation, dissolution or winding up of the Company;

(h) effect any material change in the nature of the business of the Company and its Subsidiaries, taken as a whole; or

(i) amend, modify or repeal (whether by merger, consolidation or otherwise) any provision of the Charter, the Bylaws or equivalent organizational documents of its Subsidiaries in a manner that adversely affects any affiliates of the Sponsor Fund.

Section 4.3 Assurances. The Company and the Directors shall, to the fullest extent permitted by applicable law, take all actions necessary at any time and from time to time ensure that the Charter and Bylaws and the organizational documents of the Company’s Subsidiaries facilitate and implement the terms and conditions of, and do not at any time conflict with any provision of, this Agreement.

ARTICLE V

NOTICES

Section 5.1 Notices. In the event a notice or other document is required to be sent hereunder to the Company, to the Sponsor Fund or to the SCP Investor, such notice or other document shall be given in writing, shall be either personally delivered to the Company, to the Sponsor Fund or to the SCP Investor, as applicable, or delivered by an established delivery service by which receipts are given or mailed by first-class mail, postage prepaid, or sent by electronic mail, addressed to the party entitled to receive such notice or other document pursuant to the contact information for each party set forth on Annex I hereto. All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when sent, if by electronic mail (except if any error or “bounce back” electronic mail message is received by the sender and, in such case, upon actual receipt by the party to whom such notice or document is being sent); (iii) five (5) Business Days after having been deposited in the mail, postage prepaid, if mailed by first class mail; and (iv) on the first Business Day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt. Without limiting the foregoing, each of the Company, the Sponsor Fund and the SCP Investor agrees to receive notice under the Charter and Bylaws or under the Delaware General Corporation Law, or under the organizational documents and applicable entity law of any Subsidiary of the Company, by electronic transmission at the e-mail address on file with the Company, and the SCP Investor covenants and agrees to keep a current e-mail address on file with the Company for such purpose.

ARTICLE VI

CERTAIN OTHER AGREEMENTS

Section 6.1 Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles, subject to Section 6.3 hereof. For each of the Sponsor Fund and the SCP Investor, (a) in the case of the Sponsor Fund, for so long as it beneficially owns 3% or more of the outstanding shares of Common Stock, and (b) in the case of the SCP Investor, until the later of (i) it no longer beneficially owns 3% or more of the outstanding shares of Common Stock and (ii) the SCP Nomination Condition is no longer satisfied, the Company shall, and shall cause its Subsidiaries to, (A) permit the Sponsor Fund or the SCP Investor, as applicable, and, in each case, its respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to inspect, review and/or make copies and extracts from the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary and (B) upon the written request of the Sponsor Fund or the SCP Investor, provide the Sponsor Fund or the SCP Investor, as applicable, in addition to other information that might be reasonably requested by the Sponsor Fund or the SCP Investor, as applicable, from time to time, (i) direct access to the Company’s auditors and officers, (ii) quarter-end reports to be provided within 45 days after the end of each quarter, (iii) copies of all materials provided to the Board (or committee of the Board) at the same time as provided to the Directors (or members of a committee of the Board), (iv) access to appropriate officers and directors of the Company and its Subsidiaries at such times as may be requested by the Sponsor Fund or the SCP Investor, as applicable, as the case may be, for consultation with the Sponsor Fund or the SCP Investor, as applicable, with respect to matters relating to the business and affairs of the Company and its Subsidiaries, (v) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, stock redemptions or repurchases, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the Charter or Bylaws or the organizational documents of any of its Subsidiaries, and to provide the Sponsor Fund or the SCP Investor, as applicable, with the right to consult with the Company and its Subsidiaries with respect to such actions, (vi) flash data to be provided within ten days after the end of each quarter and (vii) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries (all such information so furnished pursuant to this Section 6.1, the “Information”); provided, that each of the Sponsor Fund and the SCP Investor may waive, in their sole discretion, in whole or in part, any right to receive all or any portion of the Information contemplated by this Section 6.1 at any time. The Company agrees to consider, in good faith, the recommendations of the Sponsor Fund or the SCP Investor in connection with the matters on which the Company is consulted as described above. Subject to Section 6.2, any Affiliate of the Sponsor Fund or the SCP Investor (and any party receiving Information from the Sponsor Fund or the SCP Investor) who shall receive Information shall maintain the confidentiality of such Information in accordance with Section 6.3, and the Company shall not be required to disclose any privileged Information of the Company so long as the Company has used its commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Sponsor Fund and the SCP Investor without the loss of any such privilege.

Section 6.2 Sharing of Information. Individuals associated with each of the Sponsor Fund and the SCP Investor may from time to time serve on the Board or the equivalent governing body of the Company’s Subsidiaries. The Company, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (a) will from time to time receive non-public information concerning the Company and its Subsidiaries and (b) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 6.3) share such information with other individuals associated with the Sponsor Fund and the SCP Investor, as applicable. Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as Directors (or members of the governing body of any Subsidiary) and enabling the Sponsor Fund and the SCP Investor, as applicable, as equityholders, to better evaluate the Company’s performance and prospects. The Company, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing.

Section 6.3 Confidential Information.

(a) Confidentiality Obligations. Each of the SCP Investor and the Sponsor Fund agrees that all Company Confidential Information is proprietary and confidential to the Company and the SCP Investor agrees that all Sponsor Fund Confidential Information is proprietary and confidential to the Sponsor Fund. The (x) SCP Investor (on behalf of itself, its Affiliates and its Representatives) agrees that it will not, during or after the term of this Agreement, whether through an Affiliate, Representative or otherwise, use Sponsor Fund Confidential Information or Company Confidential Information or disclose Sponsor Fund Confidential Information or Company Confidential Information to any Person for any reason or purpose whatsoever and (y) the Sponsor Fund (on behalf of itself, its Affiliates and its Representatives) (the SCP Investor in clause (x) and the Sponsor Fund in clause (y), the “Receiving Party”) agrees that it will not, during or after the term of this Agreement, whether through an Affiliate, Representative or otherwise, use Company Confidential Information or disclose Company Confidential Information to any Person for any reason or purpose whatsoever, except, in the case of each of clauses (x) and (y):

(i) to authorized representatives and employees of the Company or its Subsidiaries and as otherwise is proper in the course of performing the Receiving Party’s obligations hereunder or under any other agreement between such Receiving Party and the Company or its Subsidiaries, or as a member of the board of directors of any of the foregoing for the purpose of discharging such member’s fiduciary or other duties to the Company or its Subsidiaries, provided such member acts in good faith and in a manner such member reasonably believes to be in the best interests of the Company or its Subsidiaries;

(ii) as part of such Receiving Party’s bona fide reporting or review procedures, or in connection with such Receiving Party’s or its Affiliates’ bona fide fund raising or marketing (subject to the recipients thereof being bound by substantially similar confidentiality obligations and use restrictions as set forth herein);

(iii) in accordance with Section 6.2;

(iv) to such Receiving Party’s (or any of its Affiliates’) general partners, partners, managing directors, managers, officers, directors, employees, principals, Representatives, agents, auditors, attorneys or other advisors on a “need to know” basis; provided, that the Receiving Party shall notify such Persons of the confidential nature of such Company Confidential Information or Sponsor Fund Confidential Information, as applicable, and its obligations hereunder and instruct such Persons to abide by the confidentiality and use restrictions set forth herein applicable to such Persons (unless such Persons are otherwise already bound by a duty of confidentiality to such Receiving Party),

(v) to any bona fide prospective purchaser of the Receiving Party or assets of the Receiving Party or its Affiliates or the Company Group Equity Securities held by such Holder, or bona fide prospective merger partner of such Receiving Party or its Affiliates; provided, that such bona fide prospective purchaser or bona fide prospective merger partner agrees to be bound by the provisions of this Section 6.3;

(vi) in connection with the performance of any party’s obligations under this Agreement; or

(vii) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation (including as part of any governmental or regulatory investigation or review, or to comply with SEC rules or regulations); provided, that the Receiving Party required to make such disclosure shall, to the extent legally permissible, provide to the Company and the Sponsor Fund prompt written notice of any such requirement and shall cooperate with the Company and the Sponsor Fund in seeking a protective order or other appropriate remedy, to the extent applicable.

(b) Compliance of and Liability for Affiliates and Representatives. Each of the Sponsor Fund and the SCP Investor shall cause their respective Affiliates to abide by and comply with the provisions of this Section 6.3. The SCP Investor shall (i) with respect to the Company Confidential Information, be liable to the Company for any and all breaches of the confidentiality and use restrictions set forth herein by the SCP Investor, its Affiliates and its and their Representatives (including the SCP Investor Participants) and (ii) with respect to the Sponsor Fund Confidential Information, be liable to the Sponsor Fund, in each case, for any and all breaches of the confidentiality and use restrictions set forth herein by the SCP Investor, its Affiliates and its and their Representatives (including the SCP Investor Participants). The Sponsor Fund shall, with respect to the Company Confidential Information, be liable to the Company for any and all breaches of the confidentiality and use restrictions set forth herein by the Sponsor Fund, its Affiliates, and its and their Representatives. Notwithstanding anything to the contrary herein or otherwise, any liability for breach of this Section 6.3 shall survive the termination of this Agreement and shall continue in effect forthwith. Notwithstanding the foregoing, no Person (including any investment fund managed by the Receiving Party or its Affiliates or any portfolio company of any such investment fund) shall be deemed to be a Representative of the Receiving Party for purposes of this Section 6.3 or have any obligation hereunder unless such Person actually receives Company Confidential Information or Sponsor Fund Confidential Information, as applicable, from, or on behalf of, the Receiving Party. Further, no Affiliate or portfolio company of the Receiving Party shall be deemed to be a Representative hereunder for purposes of this Section 6.3 solely due to the fact that one of the Receiving Party’s employees who has received or had access to Company Confidential Information or Sponsor Fund Confidential Information, as applicable, serves as an officer or member of the board of directors (or similar governing body) of such Affiliate or portfolio company; provided, that such employee does not provide Company Confidential Information or Sponsor Fund Confidential Information, as applicable, to the other directors, officers or employees of such Affiliate or portfolio company.

(c) For purposes of this Section 6.3, “Company Confidential Information” and “Sponsor Fund Confidential Information” shall not include, with respect to any Person, information: (A) which such Person (or its Affiliates) can demonstrate was already in the possession of such Person (or its Affiliates) prior to its receipt from the Company or any Subsidiary thereof lawfully and from a source not subject to any confidentiality obligation to such Person, the Company, the Sponsor Fund, their respective Affiliates or the foregoing’s respective Representatives, (B) which such Person (or its Affiliates) can demonstrate was learned from sources other than the Company, the Sponsor Fund, their respective Affiliates or the foregoing’s respective Representatives and, that to the knowledge of such Person (or its Affiliates), is not bound by any duty of confidentiality to any Person in respect of such information, after such information was disclosed by the Company or its Subsidiaries, (C) which is or becomes generally available to the public or the participants in the industry in which the Company and its Subsidiaries participate, other than as a result of a disclosure by such Person, any of its Affiliates or any of its or its Affiliates’ respective Representatives in violation hereof or (D) which is independently developed by such Person or its Affiliates without use, reliance upon or reference to Company Confidential Information, or Sponsor Fund Confidential Information, as applicable.

ARTICLE VII

MISCELLANEOUS

Section 7.1 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT EVEN IF, UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

Section 7.2 Binding Effect. This Agreement shall be binding upon the Company, each of the parties hereto, and their respective permitted successors and assigns.

Section 7.3 Amendment. This Agreement may be amended, modified or supplemented, and any provision hereof may be waived, from time to time by an instrument in writing signed by the Company and the Sponsor Fund; provided, however, that any such amendment, modification, supplement or waiver shall require the consent of the SCP Investor if such amendment, modification, supplement or waiver (a) would adversely affect the SCP Investor in any respect or (b) would disproportionately benefit any other Holder or confer any benefit on any other Holder to which the SCP Investor would not be entitled. Upon obtaining any such consent and without any further action or execution by the SCP Investor, (x) any amendment, modification, supplement or waiver of this Agreement may be implemented and reflected in writing executed solely by the Company and the Sponsor Fund and (y) each other party to this Agreement shall be deemed a party to and bound by such amendment, modification, supplement or waiver. Notwithstanding anything to the contrary in this Agreement, any addition of a transferee of the Company Group Equity Securities in accordance with Article II shall not constitute an amendment hereto and need be signed only by the Company and such transferee or recipient.

Section 7.4 Termination. Unless earlier terminated by the mutual agreement of all the parties hereto, this Agreement shall terminate with respect to each of the Sponsor Fund and the SCP Investor, as applicable, upon such time it ceases to own any Company Group Equity Securities. Except as otherwise provided herein, if the Sponsor Fund or the SCP Investor Disposes of all of its Company Group Equity Securities, the Sponsor Fund and the SCP Investor, as applicable, shall cease to be a party to this Agreement and shall have no further rights or obligations hereunder.

Section 7.5 Specific Performance. Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief). Each party to this Agreement further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages or that there is an adequate remedy at law.

Section 7.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement may be executed by facsimile or .pdf signature which shall constitute an original for all purposes.

Section 7.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void as to such jurisdiction. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by applicable Law.

Section 7.8 Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.9 Submission to Jurisdiction. Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware or, in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware, as described above. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth in Annex I shall be effective service of process for any suit or proceeding in connection with this Agreement. Each party to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 7.9, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which a party hereto is entitled pursuant to the final judgment of any court having jurisdiction. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided, that each such party’s consent to jurisdiction and service contained in this Section 7.9 is solely for the purpose referred to in this Section 7.9 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

Section 7.10 Waiver. No course of dealing between or among the Company or its Subsidiaries, the Sponsor Fund and the SCP Investor (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 7.11 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

Section 7.12 Entire Agreement. Except as otherwise expressly provided, this Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous and contemporaneous agreements among all or some of the parties hereto, whether written, oral or otherwise, as to such subject matter. Unless otherwise provided herein, any consent required by any party hereto may be withheld by such party in its sole and absolute discretion.

Section 7.13 No Third Party Beneficiaries. Except as expressly provided in this Agreement, none of the provisions in this Agreement shall be for the benefit of or enforceable by any Person other than the parties to this Agreement, their respective heirs, executors, administrators, successors and assigns and, with respect to Section 7.15 only, Related Parties. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

Section 7.14 Changes in Company Group Equity Securities. If, and as often as, there are any changes in the Company Group Equity Securities by way of a dividend, distribution, stock split or combination, reclassification, recapitalization, exchange or readjustment, whether in a merger, consolidation, conversion or similar transaction, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to Company Group Equity Securities as so changed.

Section 7.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or otherwise, and notwithstanding the fact that certain Holders may be partnerships, limited liability companies, corporations or other entities, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered by any Person pursuant hereto or otherwise shall be had against any of the Sponsor Fund’s, any Co-Invest HoldCo’s, Apollo Group’s (disregarding the Affiliate Exclusion), the SCP Investor’s or any of the foregoing’s respective Affiliates’ (disregarding the Affiliate Exclusion) former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates (disregarding the Affiliate Exclusion), members, financing sources, managers, general or limited partners or assignees (each, a “Related Party” and, collectively, the “Related Parties”) (it being agreed that the Affiliate Exclusion shall be disregarded for purposes of all uses of the terms “Related Party” and “Related Parties” in this Agreement), in each case other than (subject, for the avoidance of doubt, to the provisions of this Agreement) each party hereto or any of its respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any party hereto or any of its respective assignees under this Agreement or any documents or instruments delivered by any Person pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 7.15 shall relieve or otherwise limit the liability of any party hereto or any of its respective assignees for any breach or violation of its obligations under such agreements, documents or instruments.

Section 7.16 Issuance of Additional Units to the SCP Investor. If additional Company Group Equity Securities are issued to the SCP Investor or the Sponsor Fund at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities or loans of the Company (or its Subsidiary, as applicable) exercisable for or exchangeable into Company Group Equity Securities, such additional Company Group Equity Securities, as a condition to their issuance, shall become subject to the terms and provisions of this Agreement.

Section 7.17 Aggregation of Units. All Company Group Equity Securities beneficially owned by (a) the SCP Investor and its Permitted Transferees shall be aggregated together and (b) the Sponsor Fund, any Co-Invest HoldCo and their Affiliates shall be aggregated together, in each case for purposes of determining the rights or obligations of the SCP Investor or the Sponsor Fund, respectively, or the application of any restrictions to the SCP Investor or the Sponsor Fund, respectively, under this Agreement in each instance in which such right, obligation or restriction is determined in respect of or with reference to any Percentage Interest or ownership of Company Group Equity Securities, including in connection with any right pursuant to Article IV. All rights held by the SCP Investor, its Affiliates or their respective Permitted Transferees under this Agreement shall be exercised solely by the SCP Investor.

Section 7.18 Assignment.

(a) Notwithstanding anything to the contrary contained herein, the Sponsor Fund may assign its rights or obligations, in whole or in part, under this Agreement to any member of the Apollo Group (disregarding the Affiliate Exclusion). In the event that any additional member of the Apollo Group (disregarding the Affiliate Exclusion) (other than any Co-Invest HoldCo) becomes an owner of Company Group Equity Securities, such Person shall, as a condition to acquiring such Company Group Equity Securities, become party to this Agreement and this Agreement shall be amended and restated to provide that such Person or a designee of such Person shall have the same rights and obligations of the Sponsor Fund hereunder to the extent of such Person’s ownership of Company Group Equity Securities.

(b) Notwithstanding anything to the contrary contained herein, the SCP Investor may assign, in connection with a Disposition otherwise permitted hereby, (x) any of its rights or obligations to any Permitted Transferee or (y) any of its rights (other than the rights set forth in Article IV) to any transferee of Company Group Equity Securities to whom the SCP Investor Disposes of at least fifty percent (50%) of Company Group Equity Securities that it holds as of the date of this Agreement (subject to Section 7.14). For the avoidance of doubt, except as set forth in the immediately preceding sentence, the SCP Investor shall be prohibited from assigning to any Person any right contained in this Agreement.

[Signature pages follow.]

This Agreement is executed by the Company and by the other parties hereto to be effective as of the date first above written.

COMPANY

RACKSPACE TECHNOLOGY, INC.

By:	/s/ Stefanie Box
	Name:	Stefanie Box
	Title:	Vice President, Deputy General
Counsel & Assistant Corporate Secretary

SPONSOR FUND

AP VIII INCEPTION HOLDINGS, L.P.

By:	AP VIII Inception Holdings GP, LLC, its general partner

By:	/s/ Laurie Medley
	Name:	Laurie D. Medley
	Title:	Vice President

Signature Page to Rackspace Technology, Inc. Investor Rights Agreement

SCP INVESTOR

SEARCHLIGHT CAPITAL II, L.P.

By:	Searchlight Capital Partners II GP, L.P., its general partner

By:	Searchlight Capital Partners II GP, LLC, its general partner

By:	/s/ Darren Glatt
	Name:	Darren Glatt
	Title:	Authorized Person

SEARCHLIGHT CAPITAL II PV, L.P.

By:	Searchlight Capital Partners II GP, L.P., its general partner

By:	Searchlight Capital Partners II GP, LLC, its general partner

By:	/s/ Darren Glatt
	Name:	Darren Glatt
	Title:	Authorized Person

Signature Page to Rackspace Technology, Inc. Investor Rights Agreement

ANNEX I

ADDRESSES FOR NOTICE

RACKSPACE TECHNOLOGY, INC.

1 Fanatical Place

City of Windcrest

San Antonio, Texas 78218

Attention: Stefanie Box, Assistant Secretary & Deputy General Counsel

AP VIII INCEPTION HOLDINGS, L.P.

c/o Apollo Management, L.P.

One Manhattanville Road, Suite 201

Purchase, New York 10577

Attention: Laurie D. Medley, Vice President

With respect to each of Rackspace Technology, Inc. and AP VIII Inception Holdings, L.P., with a copy to (which copy shall not constitute notice):

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

1285 Avenue of the Americas New York,

New York 10019-6064

Attention: Taurie M. Zeitzer and Brian Scrivani

Email: tzeitzer@paulweiss.com and bscrivani@paulweiss.com

SEARCHLIGHT CAPITAL II, L.P.
SEARCHLIGHT CAPITAL II PV, L.P.
745 Fifth Avenue – 27th Floor
New York, New York 10151
Attention:	Darren Glatt Nadir Nurmohamed

With a copy to (which copy shall not constitute notice):

WACHTELL, LIPTON, ROSEN & KATZ
51 West 52nd Street
New York, New York 10019
Attention:	Steven A. Cohen
Victor Goldfeld
John L. Robinson
Email:	SACohen@wlrk.com
VGoldfeld@wlrk.com
JLRobinson@wlrk.com

Annex I